EXHIBIT 3(i)b


                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                        LEGAL CLUB OF AMERICA CORPORATION



LEGAL CLUB OF AMERICA CORPORATION, a corporation organized and existing under the Business Corporation Act of the State of Colorado, desiring to amend its Articles of Incorporation in accordance with Section 7-106-102 of said Business Corporation Act, DOES HEREBY CERTIFY:

FIRST: That pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of said Corporation, and pursuant to Section 7-106-102 of the Colorado Business Corporation Act, said Board of Directors, acting by unanimous written action in lieu of a meeting, on December ____, 1999, duly determined that Twenty Six Thousand (26,000) shares of the Corporation's Preferred Stock, $.0001 par value, shall be designated "Series B Convertible Preferred Stock", and to that end the Board of Directors adopted resolutions providing for the designation, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions of the Series B Convertible Preferred Stock, which resolutions are as follows:

      RESOLVED, that Twenty Six Thousand (26,000) shares of authorized and heretofore unissued and undesignated shares of the $.0001 par value Preferred Stock of Legal Club of America Corporation, a Colorado corporation (the "Corporation" or the "Company"), are designated as the Corporation's Series B Convertible Preferred Stock; and

      RESOLVED FURTHER, that the Series B Convertible Preferred Stock shall have the following preferences and relative, participating, optional or other rights, qualifications, limitations and restrictions:

      1. Dividends. Holders of shares of Series B Convertible Preferred Stock (hereinafter referred to as the "Shares") shall be entitled to receive dividends if, as and when dividends are declared on the Corporation's Common Stock on an "as converted" basis, i.e., the dividend payable on each Share shall equal the dividend payable on one share of Common Stock multiplied by the number of shares of Common Stock into such a Share is convertible pursuant to Section 5 below as of the date of re cord of such dividend (the "Record Date"). The rights of holders of Shares to any such dividend shall be pari passu with holders of Common Stock and with holders of the Corporation's Series A Convertible Preferred Stock.

      2. Rights on Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus or earnings, shall be distributed in the following order of priority:

            (a) First, to the holders of the Series A Convertible Preferred Stock and any other class or series of Preferred Stock or other capital stock of the Corporation which is entitled to a preference over the Series B Convertible Preferred Stock in liquidation and dissolution of the Corporation, but only to the extent of that preference. The Series A Convertible Preferred Stock has a liquidation preference over the Series B Convertible Preferred Stock of Ninety Dollars ($90.00) per share plus dividends accrued and unpaid through the liquidation date.

            (b) Next, to the holders of outstanding Shares and any class of series of preferred stock or other capital stock of the Corporation which is of equal rank with Series B Convertible Preferred Stock with respect to sharing in
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the proceeds of liquidation and dissolution of the Corporation, but only to the extent of that such class or series of capital stock is of equal rank. In any such distribution, holders of Shares shall be entitled to receive, prior to and in preference to any distribution to the holders of Common Stock or any other class or series of capital stock of the Corporation which is subordinate and inferior to the rights of holders of Shares in liquidation and dissolution and winding up, and in lieu of any other payment, an amount equal to Two Hundred Fifty ($250.00) Dollars per Share plus dividends accrued and unpaid through the liquidation date (the "Liquidation Preference"). For this purpose, dividends shall be deemed to accrue on a straight-line basis from Record Date to Record Date.

            (c) After distribution of the Liquidation Preference to holders of Shares, the remaining assets, if any, of the Corporation available for distribution to the shareholders of the Corporation shall be distributed to the holders of shares of other classes of capital stock of the Corporation, as their rights may appear.

            (d) A liquidation for the purposes of this Section 2 includes a sale of all or substantially all of the assets of the corporation and a merger of consolidation of the Corporation with or into any other corporation or corporations, or any other corporate reorganization, where the shareholders of the Corporation immediately prior to such event do not retain more than a fifty percent (50%) interest in the successor entity (a "Merger or Sale of Corporation"). No later than 10 days before the consummation of any Merger of Sale of Corporation, the Corporation shall deliver a notice to each registered owner of Shares setting forth the principal terms of such Merger or Sale of Corporation. Such notice shall be delivered as provided in Section 7 below.

      3.    Voting.

            (a) In addition to the rights specified in this Section 3 and any other rights required by applicable laws, each Share shall entitle the holder thereof to a number of votes per Share on all matters as to which holders of Common Stock shall be entitled to vote in the same manner and with the same effect and as a class with the holders of Common Stock and any other class or series of capital stock of the Corporation which votes as a class with the Common Stock on an "as converted" basis, i.e., each Share shall be entitled to a number of votes equal to the number of shares of Common Stock of the Corporation into which such Share could be converted pursuant to Section 5 below as of the date for determining the shareholders of the Corporation entitled to vote on the matter in respect of which the voting rights of Shares are to be computed.

            (b) Except as herein provided, the Corporation shall not, without the affirmative consent or approval of the holders of Shares representing at least 67% of the total number of Shares then outstanding, voting as a separate class, given either by written consent in lieu of a meeting or by vote at a meeting called for such purposes:

                  (i) create or issue any class or series of capital stock (A) ranking prior or equal to the Shares, as a payment of dividends, distribution of assets in liquidation and dissolution or redemptions, or (B) which in any manner adversely affects the rights of holders of the Shares; or

                  (ii) alter or change the designations, powers, preferences or rights, or the qualifications, limitations or restrictions of the Shares.

            (c) Upon not less than twenty (20) days prior notice to all holders of Shares, the Corporation may take, with the affirmative consent or approval of holders of 67% or more of Shares outstanding, any of the actions described in
Section 3(b) above.

            (d) The holders of the Shares will be entitled, voting as a separate class, to nominate and elect one (1) director to the Company's Board of Directors.

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      4.    Conversion.

            (a) Subject to adjustment as provided in this Section 5(a), holders of Shares shall have the right, at a holder's option, at any time or from time to time prior to December 31, 2002 (the "Mandatory Conversion Date"), to convert each Share into one hundred (100) fully paid and non-assessable shares of Common Stock.

                  (i) If, at any time after the date that Shares are first issued (the "Original Issue Date"), the number of shares of Common Stock outstanding is increased by a subdivision, conversion or split-up of shares of Common Stock, then, following the record date fixed therefor, the ratio upon which Shares may be converted into Common Stock pursuant to Section 5(a) above (the "Conversion Ratio") shall be appropriately adjusted by increasing the number of shares of Common Stock issuable upon conversion of each Share in proportion to such increase in outstanding Shares of Common Stock.

                  (ii) If, at any time after the Original Issue Date, the number of shares of Common Stock outstanding is decreased by a stock combination, reverse split or conversion, then, following the record date for such combination, reverse stock split or conversion, the Conversion Ratio shall be appropriately adjusted by decreasing the number of shares of Common Stock issuable upon conversion of each Share in proportion to such decrease in outstanding Shares of Common Stock.

                  (iii) If, at any time after the Original Issue Date and before the Mandatory Conversion Date, the Company shall declare and pay any extraordinary cash dividend (other than dividends payable fromincome or cash flow), then the Conversion Ratio shall be adjusted appropriately to reflect the dilution in the investments represented by the Shares, as determined by the Company's Board of Directors, whose determination shall be conclusive absent manifest error.

                  (iv) In case, at any time after the Original Issue Date, of any capital reorganization, or any reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any change in the Common Stock) or of the sale or other disposition of all or substantially all the properties and assets of the Corporation as an entirety to any other person, each Share shall after such reorganization, reclassification, consolidation, merger, sale or other disposition be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the corporation resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or other disposition) upon conversion of such Share would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or other disposition. The provisions of this Section 4 shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

            (b) Exercise of Conversion Right. To exercise the right to convert set forth in this Section 4, a holder of Shares shall deliver to the Corporation at its principal executive offices, marked to the attention of the Secretary of the Corporation, the certificate or certificates representing the Shares to be converted, endorsed to, or accompanied by a separate assignment to the corporation, and a written notice (a "Notice of Conversion") stating (i) such holder's wish to exercise the right to convert such Shares, and (ii) the name or names and addresses in which and to which securities or other property then deliverable upon conversion of such Shares should be registered and delivered (if to a person other than the holder and/ or to an address other than the holder's address of record). Subject to Section 4.c below, the conversion of a Share shall be deemed effective, and such Share shall cease to be outstanding for any purpose, upon receipt by the Corporation of the aforementioned Notice of Conversion and certificate representing such Share, provided the same are received prior to the Mandatory Conversion Date, and the sole right of the holder of such Share after conversion shall be to receive the securities or other property then issuable upon the conversion thereof.

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            (c) Issuance of Common Stock in Name of Another. If the Conversion
Notice submitted by a holder of Shares requests that shares of Common Stock be issued in the name of any person other than the registered owner of the shares to be converted, the Corporation may require, as a condition to the effectiveness of such conversion, that the persons or entities in whose names such shares of Common Stock are to be issued (i) supply such information, (ii) agree to such restrictions on transfer of securities of the Corporation issuable upon such conversion, and (iii) comply with such other requirements, as the Corporation may reasonably request or impose to assure compliance with applicable securities laws.

            (d) Successive Changes. The above provisions of this Section 4 shall similarly apply to successive issuances, sales, dividends or other distributions, subdivisions and combinations on or of the Common Stock after the applicable Original Issue Date.

            (e) No Impairment. The Corporation will not, by amendment of the Corporation's Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying, out all of the provisions of this and in the taking of all such action as may be necessary or appropriate on order to protect the conversion rights of the Series B Convertible Preferred Shareholder's against impairment.

            (f) Excluded Events. Notwithstanding anything in this to the contrary, the Conversion Ratio shall not be adjusted (i) by virtue of the conversion of Shares into shares of Common Stock, or (ii) by reason of the issuance of Common Stock upon the exercise of options, warrants or similar rights outstanding (or reserved for issuance under option plans and the like in effect ) on the Original Issuance Date or pursuant to the antidilution provisions thereof.

            (g) Automatic Conversion. At midnight on December 31, 2002, all of the Shares that have not previously been converted by holders into Common Stock, shall automatically convert (the "Automatic Conversion") into the number of shares of Common Stock which would be issuable upon voluntary conversion of Shares on the Mandatory Conversion Date (the "Mandatory Conversion Shares"). Thereafter, and subject to the following sentence, each Share outstanding shall represent solely the right to receive the Mandatory Conversion Shares. Immediately upon Automatic Conversion, and regardless of when certificates for the shares of Common Stock received in such conversion may be issued to the holders of Shares, the holders of Shares shall have full rights as holders of Mandatory Conversion Shares, including, without limitation, the right to vote the Mandatory Conversion Shares issuable to them upon Automatic Conversion and the right to receive dividends on such shares.

            (h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Ratio pursuant to this Section 4, the Corporation, at its expense upon request by any registered owner of Shares, shall compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each such holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. Such certificate shall set forth (i) such adjustment and readjustment, (ii) the current Conversion Ratio for the Shares at the time in effect, (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a Share, and (iv) if such adjustment is the result of an issuance of Common Stock, the number of Shares of Common Stock issued and the consideration received therefor.

            (i) Reservation of Stock Issuable Upon Conversion. The Corporation at all times will reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the Shares such number of its shares of Common Stock as from time to time will be sufficient to effect the conversion of all then outstanding Shares; and if at any time the number of authorized but unissued shares of Common Stock is not sufficient to effect such conversion, in addition to such other remedies as may be available to the holders of Shares for such failure, the Corporation will

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take such corporate action as, in the opinion of its counsel, may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as will be sufficient for such purpose.

            (j) No Fractional Shares. No fractional shares shall be issued upon conversion of Shares. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of Shares which the holder of such Shares is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. If the conversion would result in any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay the holder an amount in cash equal to the fair market value of such fractional share on the date of conversion (as determined in good faith by the Board of Directors of the Corporation).

            (k) Taxes. The Corporation shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of any Shares; provided, however, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance of delivery of any certificate for such shares in a name other than that of the holder of the Shares in respect of which such shares are being issued.

            (l) Reservation of Conversion Shares. The Corporation shall reserve, and at all times from and after the Original Issue Date keep reserved, free from preemptive rights, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of Shares, sufficient shares to provide for the conversion of all outstanding Shares.

            (m) Shares Validly Issued, etc. All shares of Common Stock which may be issued in connection of Shares as provided herein, upon issuance by the Corporation, shall be validly issued, fully paid and non-assessable and free from all taxes, liens or charges with respect thereto.

      5. Other. Except as expressly provided herein, Shares shall have the same rights and privileges as shares of the Corporation's Common Stock.

      6. Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation will mail to each registered owner of Shares at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or rights, and the amount and character of such dividend, distribution or right.

      7. Other Notices. Any notices required to be given to any holder of Shares must be in writing and will be deemed given upon personal delivery, one day after deposit with a reputable overnight courier service for overnight delivery or after transmission by facsimile telecopier with confirmation of successful transmission, or five days after deposit in the United States mail, by certified mail postage prepaid, or upon actual receipt if given by any other method, addressed to each holder of such record at his or her address appearing on the books of the Corporation.

      8. Covenants. Except as otherwise required by law, and in addition to any other rights provided by law, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of Shares outstanding, voting as a class, take any action, or permit any action to be taken, or (i) amend or repeal any provision of, or add any provision to, the Corporation's Articles of Incorporation or by-laws if such action would alter or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Preferred Stock; (i) increase the number of shares of Preferred Stock authorized hereby; (iii) authorize or issue shares of any class or series of stock having any preference or priority as to voting, liquidation preference or dividends superior or equal to any such preference or priority of the Preferred Stock set forth herein; or
(iv) effectuate a Merger or Sale of Corporation, or a Liquidation, in each case

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unless such Merger or Sale of Corporation or such Liquidation will result in aggregate payments and distributions (including non-cash distributions to be valued in good faith by the Corporation's Board of Directors) of an amount equal to the Liquidation Preference on each outstanding Share or on the aggregate number of shares of Common Stock issuable upon conversion of each such Share (as appropriately adjusted for stock splits, recapitalizations, combinations and the like after the Original Issue Date.)

      IN WITNESS WHEREOF, this Certificate of Designation has been signed by the President of the Corporation and the Corporation has caused its corporate seal to be hereunto affixed as of this 30th day of December, 1999.


                                    LEGAL CLUB OF AMERICA CORPORATION



                                    By: /s/ BRETT MERL
                                        ----------------------------------------
                                        Brett Merl, Chief Executive Officer

[CORPORATE SEAL]


                                    Attest: /s/ MICHAEL SAMACH
                                            ------------------------------------
                                            Michael Samach, Secretary


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